Exhibit (h)(31)

Amendment to Transfer Agency and Service Agreement

The Disciplined Growth Investors Fund

This Amendment dated as of July 13, 2018 (this “Amendment”) is to the Transfer Agency and Service Agreement dated July 13, 2011, as amended (the “Agreement”), by and between ALPS Fund Services, Inc., a Colorado corporation (“ALPS”), and Financial Investors Trust, a Delaware statutory trust (the “Trust”). Any items not herein defined shall have the meaning ascribed to them in the Agreement.

WHEREAS, ALPS and the Trust wish to amend the Agreement in certain respects as more fully set forth below.

NOW THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

1.	Effective as of the date of this Amendment, the Annual Fee per Fund for Transfer Agency Services (Appendix B), as set forth in the Fee Schedule to the Agreement is hereby increased to $35,000.

2.	Except as specifically set forth herein, all other provisions of the Agreement remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the date first written above.

FINANCIAL INVESTORS TRUST		ALPS FUND SERVICES, INC.

By:	/s/ Edmund J. Burke	By:	/s/ Jeremy O. May
Name:	Edmund J. Burke	Name:	Jeremy O. May
Title:	President	Title:	President